Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP ANNOUNCES

SECOND QUARTER RESULTS

July 10, 2003

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $5.6 million, or $.57 per basic share, for the six months ended June 30, 2003. Net income for the same period a year ago was $5.1 million, or $.51 per basic share. The results represent a 12% increase in net income per basic share over the same period last year.

Net income for the quarter ended June 30, 2003 and 2002 was $2.8 million and $2.9 million, respectively. Net income per basic share for the quarter ended June 30, 2003 and 2002 was $.29.

The return on average assets for the six months ended June 30, 2003 and 2002 was .95% and .89%, respectively. The return on average equity for the six months ended June 30, 2003 and 2002 was 10.20% and 9.69%, respectively.

The return on average assets for the quarter ended June 30, 2003 and 2002 was .96% and 1.02%, respectively. The return on average equity for the quarter ended June 30, 2003 and 2002 was 10.24% and 11.03%, respectively.

The Company recorded loan loss provisions of $2.0 million and $1.7 million during the six months ended June 30, 2003 and 2002, respectively. The allowance for loan losses totaled $16.2 million and $14.1 million as of June 30, 2003 and 2002, respectively. The allowance for loan losses, as a percentage of total loans, was 1.92% and 1.70% as of June 30, 2003 and 2002, respectively.

ABC BANCORP

News Release

July 10, 2003

Loans charged off (net of recoveries) totaled $612,000 and $2,617,000 for the six months ended June 30, 2003 and 2002, respectively. The ratio of loans charged off (net of recoveries) to average loans was .07% and .33% for the six months ended June 30, 2003 and 2002, respectively.

Non-performing assets totaled $10.5 million and $10.2 million as of June 30, 2003 and 2002, respectively. As compared to the previously reported balance of $10.3 million as of March 31, 2003, non-performing assets increased $200,000 during the quarter ended June 30, 2003.

The ratio of the allowance for loan losses to non-performing assets was 149% and 138% as of June 30, 2003 and 2002, respectively. The same ratio, as previously reported, was 149% as of March 31, 2003.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “The extended weakness of the national economy continues to exert negative pressure on our local economies. Because of this, maintaining asset quality continues to be a challenge, but it’s our number one priority. The provision for loan losses was 14% ($249,000) higher for the first six months of 2003 than for the first six months of 2002. However, non-performing assets increased only 2% ($200,000) during the second quarter, and the amount of net loans charged off was 77% ($2 million) less during the first two quarters of 2003 than during the same period a year ago.”

Hunnicutt continued, “Because approximately 35% of our loan assets are variable rate, our interest income is adversely affected when the Federal Reserve Bank lowers rates, as it did at its June meeting. But we have taken measures to mitigate this effect by lowering our cost of funds. Hopefully, this action will preserve our net interest margin for the duration of the interest rate cycle “trough” that we’re currently experiencing. We have also worked diligently to increase non-interest income and decrease non-interest expense. Our efforts seem to have produced results because our efficiency ratio was 270 basis points lower for the second quarter of 2003 than for the same quarter a year ago (61.30% versus 64.00%), and it was 431 basis points lower than for the first quarter of 2003 (61.30% versus 65.61%). Non-interest expense was 5% ($437,000) less for the second quarter of 2003 than for the same quarter a year ago, and it was 6% ($580,000) less than for the first quarter of 2003.”

Hunnicutt concluded, “Weaknesses in the nation’s economy and experts’ uncertainty about when recovery will occur prompted the Federal Reserve Bank to cut interest rates drastically during the last two years. All of these factors were

ABC BANCORP

News Release

July 10, 2003

beyond the control of financial institutions. But many, if not most, financial institutions were affected by them in the form of asset quality problems and lower net interest income. At ABC Bancorp, we have tried our very best to mitigate the negative effect on our net income of those factors we couldn’t control by finding ways to increase net income with factors we could control, such as enhancing programs that generate non-interest income and aggressively controlling non-essential expenses. We’re confident that we can continue to “weather the storm” by maintaining a satisfactory profit, and by remaining postured to significantly increase earnings when and as the economy improves and interest rates rise.”

Total assets were $1.2 billion and $1.1 billion as of June 30, 2003 and 2002, respectively. Net loans were $830 million and $814 million as of June 30, 2003 and 2002, respectively, an increase of $16 million, or 2%. Total deposits were $897 million and $882 million as of June 30, 2003 and 2002, respectively, an increase of $15 million, or 2%.

At its June 2003 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.12 per share payable on July 10, 2003 to shareholders of record as of June 30, 2003.

ABC Bancorp is headquartered in Moultrie, Georgia and has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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